Exhibit 10.9

CLAIMS ADMINISTRATION SERVICES AGREEMENT

Between

WATERSTREET COMPANY

(as Administrator)

and

PREMIER INDEMNITY INSURANCE COMPANY

(as the Company)

THIS AGREEMENT, (the “Agreement”), between WaterStreet Company, (“Administrator”), and PREMIER INDEMNITY INSURANCE COMPANY., (the “Company”).

WHEREAS, the Company desires to appoint Administrator as its Claims Service Provider and Administrator desires to accept such appointment subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

1.01

Appointment. The Company hereby appoints Administrator to act as Claims Administrator, as hereinafter described, on behalf of the Company and by the execution hereof, Administrator accepts such appointment.

1.02

Authority. The Administrator shall process and adjust all claims (hereinafter, “Claims”) arising under the Policies serviced by Administrator. All Claims Services provided by Administrator under this Agreement are to be within authority limits and guidelines set forth within this Agreement. However, the Company shall have the ultimate and final authority over decisions and policies including, without limitation, coverage available under its policies and the payment or non-payment of Claims.

1.03

The Term of this Agreement shall commence on the Effective Date and shall continue for sixty, (60) full calendar months, unless terminated earlier pursuant to the provisions of this Agreement. This agreement shall automatically renew for another term to avoid any disruption in service unless notice of intent to not renew this agreement is received in writing (180 days) prior to the end of the Term in effect.

1.04	This agreement shall become effective on the day Company receives it’s Certificate of Authority from the Office of Insurance Regulation.

ARTICLE II

2.01

Duties of Administrator. The Company acknowledges that Administrator may subcontract with an independent contractor to perform all or part of the claims administration services set forth below, subject to the requirements of this Agreement or may assign certain duties to its affiliates. Administrator shall perform the following claims services incompliance with applicable law and pursuant to the Company’s written instructions, practices and procedures.

(a)	Loss Notification. Administrator will receive and process loss notices via electronic, fax or phone within one (1) Business Day of receipt.
(b)

Coverage Verification/Assignment. Coverage will be verified, reserves set and a claim file established within one (1) Business Day of receipt. No later than the second Business Day a licensed adjuster shall be assigned and begin making contact with claimants each day until contact is achieved. Written correspondence will be mailed the day of assignment advising the claimant of contacts and general procedural information

(c)	Claims Investigation.
(i)	Investigate all reported claims to the extent the Administrator deems reasonably necessary.
(ii)	Determine and evaluate any coverage issues in connection with the Claims and refer same to the Company or counsel with recommendations.
(iii)	Deny coverage for those Claims, which the Company reasonably determines, should be denied.
(iv)	Adjust, handle, or settle to a conclusion Claims in accordance with state law and the terms of the Policies.
(v)	Administrator is authorized to settle Claims up to fifty thousand dollars ($50,000) per Claim. All Claims in excess of ($50,000) must be approved in writing by Company (letter, fax, or e-mail).
(vi)	Adjust all Claims only through adjusters who are currently licensed (either independent or employee).
(vii)

When authorized by the Company, appoint independent counsel, as necessary to provide legal services as part of the investigation of Claims and/or the determination of policy coverage applicable. Counsel shall be selected from a list approved by the Company and Administrator.

(viii)

Prepare checks, vouchers, drafts, compromise agreements, releases, and other documents reasonably necessary to pay Claims, close out Claims and pay authorized fees and legal expenses on behalf of Company.

(ix)	Review outstanding Claim reserves monthly and recommend any changes to such reserves.
(x)	Record and report each loss and ALAE Expense paid.
(xi)	Report loss information to ISO Claim Search, or any other loss reporting service to which the Company subscribes.
(xii)	Coordinate any third-party or litigation related services.
(xiii)	Prepare and distribute required federal and state 1099 filings.
(xiv)	Report suspected fraud as required by any applicable statute or regulation in the state(s) where the Policies are issued.

(a)	Claim Negotiation/Settlement. Promptly notify Company of the following:

(i)          Any loss or Claim resulting in a lawsuit being instituted against the Administrator and /or the Company.

(ii)        Any complaint filed with any insurance department or other regulatory authority relating to any loss or Claim.

(iii)        Any Claim, which the Administrator reasonably determines, is not covered by the Company’s policy or involves a coverage dispute.

(iv)        Any loss, which the Administrator anticipates, will result in a loss payment in excess of $50,000.

(v)        Any Claim open for more than twelve (12) months, or which involves extra contractual allegations, or is in excess of policy limits.

(vi)        Any suspected fraud, or any allegation of “bad faith” in Claims handling against the Administrator or the Company.

(e)

Salvage/Subrogation Pursuit. Administrator will, when appropriate, undertake all necessary procedures through salvage or subrogation to pursue the recovery of loss expenditures. Subrogation activities consist of pursuit of subrogation recoveries, including without limitation notification of subrogation interest, follow-up activity, letters, filing of appropriate arbitration forms, and initiation of litigation if necessary. Any monies collected for Salvage/Subrogation shall be promptly deposited in the Claims Disbursement Account.

(f)

Licenses/Law. Administrator shall maintain in good standing all licenses, permits or authorizations necessary or appropriate to perform Claim Services under this Agreement in compliance with all applicable laws, rules, and regulations; and use only adjusters, investigators or appraisers who are duly licensed in the states where their services are performed.

(g)

Policy Provisions. Neither the Administrator nor anyone appointed by the Administrator shall have any right or authority to alter, modify, or terminate any Policy, waive any Policy provision, or to commit the Company to any Claim settlement with any of the Company’s reinsurers without the prior written consent of the Company.

(h)

Catastrophe Response Team. Administrator shall provide additional services to handle a catastrophic event which include but are not limited to the following:

(i)	Conduct adjuster workshops and develop customized training manuals.
(ii)	Provide storm tracking information and reserve equipment and supplies reasonably necessary to perform its obligations under this agreement.
(iii)	Establish specific procedures that will provide direction to all personnel during each unique event.
(iv)	Establish satellite service centers in reasonably close proximity to the affected area, as may be necessary.
(v)	Provide management oversight of all special operations, as may be reasonably necessary.
(vi)	Provide on-line access to loss information as soon as communications become available.
(vii)	Assign and re-assign files as necessary throughout the event.

(i)

Reports. Administrator shall provide all the standard Claims reports listed under the “Reports” menu in the Claims Administration System and any additional reports or report modifications as identified during the initial 90 days of said agreement, at no additional charge to Company. After the initial period, customized reports are subject to the fee schedule attached hereto.

2.02

Records. Administrator shall maintain all closed files for a period of seven (7) years from the date of the last file activity. At the end of this period Company can request files be forwarded to Company or stored by Administrator at Company’s expense. Claims files are the property of the Company.

2.03

Additional Services. Administrator shall render other services as are reasonably necessary or appropriate to properly provide the Company services, and fulfill the functions, as provided for and intended by this Agreement. Any additional charges for these services are listed in the attached schedules.

2.04	Independent Contractor.
(j)

Nothing contained in this Agreement shall be deemed to create the relationship of employer and employee, partners, or joint venture’s between the Company and/or the Administrator, it being understood and agreed that the Administrator is and independent contractor of the Company, with all rights, duties and powers as such.

(ii)

Administrator shall not act as insurer, nor shall it be ultimately financially responsible for payment or satisfaction of Claims or causes of action against any insured’s. Company acknowledges and agrees that Administrator assumes no insurance risk for the business processed under this Agreement.

(iii)

Administrator shall not give, or be required to give, any legal opinion, or provide any legal representation, to any insured or to the Company, such opinions and representations to be provided only by duly licensed outside counsel employed for that purpose.

2.05	Audit. Administrator shall make necessary records and entire Claim File(s) available for Company or Department of Insurance audits upon 10 days written notice (fax, e-mail, or letter).

ARTICLE III

COMPENSATION

3.01

Fee Schedule. The Company shall compensate Administrator for the services rendered by Administrator in accordance with Schedule A attached hereto. The Company will pay Administrator the compensation earned in accordance with this agreement monthly within 15 days of the end of each month. Company’s failure to pay all fees and expenses when due shall be considered a material breach of this Agreement. Further, if Company fails to pay any fees and expenses due Administrator as herein provided, Company shall pay to Administrator in addition to all sums otherwise due, interest which shall accrue at 1.5% per month on such delinquency from the date the fees or expenses became past due. Failure or forbearance to exercise any of its rights and privileges hereunder shall not constitute the forfeiture or waiver of such rights and privileges on the part of Administrator. Company acknowledges some services provided are outside the standard fee schedule and therefore need to be reimbursed in a timely manner as covered above.

3.02	Special Services.	Charges are as follows:
(i)	Catastrophe Services are subject to Schedule A.
(ii)

Any third party services related to a Claim, such as, but not limited to, investigators, engineers fees and costs, expert fees and costs, all legal fees, travel expenses for Administrator employees and fees for incidental reports are direct costs of Company and must be reimbursed promptly to support timely Claims Service.

ARTICLE IV

DUTIES OF COMPANY

4.01

Standards. Company shall provide the Administrator with such reasonable guidelines, policies, procedures and other Claims related information in a timely fashion as to allow Administrator to perform the duties within said Agreement. Company shall cooperate with the Administrator to the extent reasonably necessary to enable the Administrator to adequately perform Claims Services under this Agreement, including, without limitation, responding promptly to the Administrator’s requests for relevant information, promptly meeting as needed with the Administrator or persons designated by the Administrator, promptly making decisions on Claims matters as required by this Agreement, and promptly remitting funds as required by this Agreement. Company shall also provide to Administrator, in a timely manner, any and all data, information and other items reasonably required to enable Administrator to perform the Claim Services. Company acknowledges and agrees that delays in delivery of required documentation, data and/or information by Company will result in a similar delay in fulfilling Claim Services, and that such a delay in performing the Claim Services shall not be deemed a breach of the Agreement.

4.02

Loss Coverage. The Company shall have the obligation to provide timely and complete loss coverage in accordance with the terms of the Policies. The Company will make prompt determinations as to coverage where requested to do so by the Administrator. Where the Company makes a determination as to coverage, any liability, loss, cost or expense relating to such coverage shall be borne solely by the Company.

4.03	Administrator’s Taxes. The Company shall not be responsible for any income tax imposed upon the Administrator.

4.04

Administrator’s Trademark and Logo(s). The Company may not use the name, logo or service mark of the Administrator or any of its affiliates in any advertising or promotional material without the prior written consent of the Administrator.

4.05

Authorities. To the extent Administrator is obligated under this Agreement to report Claim statistics and information to ISO Claim Search, NICB and any other reporting bureaus, Company shall become a member of such bureau and shall supply Administrator the necessary passwords/software to accomplish any such reporting obligations.

ARTICLE V

INDEMNIFICATION

5.01

Administrator.  Administrator agrees to indemnify and hold the Company, their subsidiaries, successors and assigns, and the shareholders, directors, officers, agents and employees of any of them (collectively, the “Company”), harmless against and in respect of any and all Claims, demands, actions, proceedings, liability, losses, damages, judgments, costs and expenses, attorney’s fees, disbursements and court costs, made or instituted against or incurred by the Company, and which arise, directly or indirectly, out of any failure of the Administrator to perform its obligations under this Agreement.

5.02

The Company. Company agrees to indemnify and hold the Administrator, their subsidiaries, successors and assigns, and the shareholders, directors, officers, agents and employees of any of them (collectively, the “Administrator”), harmless against and in respect of any and all Claims, demands, actions, proceedings, liability, losses, damages, judgments, costs and expenses, attorney’s fees, disbursements and court costs, made or instituted against or incurred by the Administrator, and which arise, directly or indirectly, out of any failure of the Company to perform its obligations under this Agreement.

5.03	Limit of Liability. Except for:
(i)	fees and expenses payable to Administrator under this Agreement for services or,
(ii)	acts of fraud, or willful misconduct,

Each party’s maximum liability to the other party for any cause whatsoever shall be limited to direct damages incurred by that party and shall not exceed the amount of ($500,000) for any regular term of this Agreement. Further, Administrator shall not be liable for any lost profits, business goodwill, or other consequential, punitive, special or incidental damages incurred by Company.

5.04	Survival of Indemnifications. The indemnifications set forth herein shall survive any termination of this Agreement.

5.05

Insurance. Throughout the term of this Agreement, Administrator shall maintain errors and omissions insurance with a policy limit of at least ($1,000,000). Administrator will provide a certificate of insurance satisfactory to Company as evidence of coverage. Coverage will be maintained to cover the period, "Survival of Indemnification", per Article 5.04 above.

ARTICLE VI

TERMINATION

6.01	Termination Reasons.
(i)

Either party may terminate this Agreement upon material breach by the other party of any one or more of the terms and conditions of this Agreement or the related Exhibits provided the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification.

(ii)

In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party, or if a receiver or trustee is appointed for all or any part of its business operations, the other party may terminate this Agreement.

(iii)

In the event either party suspends or terminates its business operations either voluntarily or involuntarily, or otherwise cannot provide the services as set forth herein pursuant to its suspension or termination of its business operations, the other party may terminate this Agreement.

(iv)

This Agreement shall terminate, at the election of Administrator if any public authority cancels or declines to renew such of Company’s licenses as are necessary for the orderly conduct of business to be performed hereunder.

(v)

Any event as set forth in Paragraphs (ii, iii, iv) above shall be deemed an act of default which shall not require the rendering of any notice, nor the provision of any right to cure, and shall immediately entitle the non-defaulting party hereto to terminate this Agreement and avail itself of all other rights provided herein.

(vi)	On termination of this Agreement, Administrator shall, at Company’s expense, return to Company the Company data related to the Services provided by Administrator.
(vii)	Upon termination of this Agreement for any reason, the parties agree to cooperate in good faith with one another.
(viii)

Either party may terminate this agreement upon sending notice in writing one hundred eighty days (180) prior to the end of a regular term for termination effective as of the completion of the regular term.

(ix)

Company acknowledges Administrator’s long-term commitment involved in fulfilling the services outlined is said Agreement, such as, but not limited to leased space, personnel, customized software systems, equipment and necessary third party services. Therefore, this Agreement can only be terminated for the reasons above.

ARTICLE VII

CONFIDENTIALITY AND TRADE SECRETS

7.01

Confidentiality. The recipient (“Recipient”) of confidential data and/or information pursuant to this Agreement shall maintain the confidentiality of all data and/or information which is the property of the other party (“Disclosing Party”), whether originally supplied by the Disclosing Party, or whether generated by the Disclosing Party in the course of performing or facilitating the Claims Administration Services under the Agreement and which is directly accessible to the Recipient or is in the possession of Recipient in the implementation, facilitation and/or performance of the Claims Administration Services. During any term of this Agreement, Recipient may acquire, know, or have within its possession, information (including, but not limited to, Technical Information) and/or data of the Disclosing Party concerning commercial and trade affairs, rating and underwriting rules and guidelines, the identity of clients/insureds, claims, benefits, rates and Agents, financial information, the Proprietary System, the Third Party Proprietary System and business practices of the Disclosing Party (“Confidential Information”). Except as required by law, Recipient shall keep Disclosing Party’s Confidential Information confidential and shall only use the Confidential Information in performing or facilitating the Claim Services under this Agreement. Recipient shall not disclose the Confidential Information without Disclosing Party’s prior written permission except to Recipient’s employees who require the information to perform or facilitate the Claim Services under this Agreement. Each party hereto, as a Recipient, warrants to the other that appropriate measures shall be taken by Recipient to safeguard the confidentiality of the Confidential Information, with a level of care at least equal to the level of care with which Recipient safeguards its own confidential or proprietary information. Parties agree that any Recipient shall have no obligation with respect to any information or data which:

(i)	is already rightfully known to Recipient through means other than Disclosing Party; or
(ii)	is or becomes publicly known through no wrongful act of Recipient; or
(iii)	is rightfully obtained by Recipient from a third-party without similar restriction and without breach of this Agreement; or
(iv)	is independently developed by Recipient without breach of this Agreement.

Disclosing Party shall retain title to all Confidential Information (whether tangible or intangible) delivered thereby pursuant to this Agreement. Recipient shall not copy, reproduce or use any Confidential Information without written authorization of Disclosing Party, except as may be reasonably required to accomplish the Claim Services under this Agreement. Upon written request of Disclosing Party Recipient shall promptly return, or destroy with specific written permission of the Disclosing Party, all tangible copies containing Confidential Information, except those copies kept in the regular course of business, or that are required to be kept pursuant to any stat or federal administrative, regulatory or statutory mandates. The obligations under this Paragraph shall survive the termination of this Agreement. Notwithstanding the foregoing, this Article shall not prevent the disclosure of Confidential Information to the extent legally required by any court or regulatory entity having jurisdiction over the parties. For purposes of Paragraph, Recipient and Disclosing Party shall include within their meaning all respective subsidiaries, agents or Affiliates of the Recipient and Disclosing Party.

7.02

License, Trade Secrets and Propriety Rights. Although Administrator from time to time may use its own proprietary computer software products or other third party proprietary systems in the performance of some of the Services enumerated in this Agreement, THIS AGREEMENT DOES NOT LICENSE TO COMPANY THE USE OF THE SYSTEMS.

(i)

This Agreement grants to Company no right to process or reproduce the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. Company may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all of any part of the Services, this Agreement, nor allow any person, firm or corporation to transmit, copy, or reproduce the computer software programs performing all or any part of the Services or their specifications in whole or part in any manner. In the event Company shall come into possession of the computer software programs performing all or any part of the Services, Company shall immediately notify Administrator and return the computer software programs performing the Services and all copies of any kind thereof to Administrator upon Administrator’s request.

(ii)

If Company received disclosure of Systems, Company promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees of Company required to have such knowledge for normal use of them. Company agrees to obligate each such employee to a level of care sufficient to protect the computer software programs performing all or any part of the Services from unauthorized disclosure. THE OBLIGATIONS OF COMPANY UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

(iii)

Administrator and Company expressly agree that the data generated and/or maintained under this Agreement or any Schedules or Exhibits hereto shall be and remain the sole property of the Company; however Administrator shall be and remain the custodian of the same as set forth in the respective agreements. Administrator shall take any right, title or interest in such data to enforce Administrator’s right to compensation or reimbursement under this Agreement or any Exhibits or Schedules hereto.

ARTICLE VIII

GENERAL

8.01

Entire Agreement. This Agreement (including Schedule A and B) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

8.02

Parties Bound by Agreement. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto. No party to this Agreement shall assign or otherwise transfer this Agreement without the prior written consent of the parties to this Agreement.

8.03	Counterparts. This Agreement may be executed in one or more counterparts, each of whom shall for all purposes are deemed to be an original and all of which shall constitute the entire Agreement.

8.04

Headings. The headings of the Articles, Sections and paragraphs of this Agreement are for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.05

Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

8.06

Notices. Any notice, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid,

If to Administrator:

WaterStreet Company
Attn: President
P O Box 2700
108 Crestview Drive
Bigfork, MT 59911

If to Company:

Premier Indemnity Insurance Company
Attn: President
3001 N. Rocky Point Drive East
Suite 200
Tampa FL 33607

Or at such other address or number for a party as shall be specified by like notice. Any notice that is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actually receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actually receipt.

8.07	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Montana.

8.08

Acts of God. Administrator shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, terrorist attacks, labor disputes, Internet failure, shortages of suitable parts, materials, labor or transportation, or any similar cause beyond the reasonable control of Administrator or Company.

8.09

Hiring Employees. Both parties agree that while this Agreement is in effect, neither will directly or indirectly induce any employee of the other to terminate his or her employment; nor will either, without prior written consent of the other, offer employment to any employee of the other, or to former employees of the other during the six (6) month period immediately following such employee’s termination (voluntarily or involuntarily).

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.

ADMINISTRATOR:

WaterStreet Company

By: /s/ Gregg Barrett

Name: Gregg Barrett
Title: President

THE COMPANY:

PREMIER INDEMNITY INSURANCE COMPANY

By: /s/ Stephen L. Rohde

Name: Stephen L. Rohde
Title: President

SCHEDULE A

TO THE CLAIMS ADMINISTRATION SERVICES AGREEMENT

Between

WaterStreet Company

And

PREMIER INDEMNITY INSURANCE COMPANY

1.

In consideration of Administrator providing Claims Management Services set forth in the Agreement, the Company agrees to pay Administrator Loss Adjustment Expense equal to 4.0% of the Incurred Loss. This amount is in addition to the Adjuster Fee schedules listed below.

2.

Notwithstanding anything to the contrary in the Agreement, the minimum Administrative Fee under Paragraph 1 above shall be five thousand dollars ($5,000.00) per month. Company acknowledges and agrees the minimum monthly Administrative Fee is exclusive of any other amounts due and payable by Company hereunder. For any other services provided by Administrator not specifically set forth in the Agreement, Company shall pay Administrator on a time and materials basis at a rate of ninety-five dollars ($95.00) per person-hour.

Daily Loss Adjustment Fee Schedule

RANGE*	AMOUNT

Phone Claim, CWOP		0
Closed Without Payment (on-site visit) **		150.00
0-	2,500	325.00
2,500.01-	7,500	475.00
7,500.01-	15,000	650.00
15,000.01-	35,000	900.00
35,000.01-	50,000	1,150.00
50,000.01-	100,000	2.5%
100,000.01-	and up	2.0%

*	Gross amount of loss.
**	Includes lack of coverage, no damage, or pre-existing damage.

SCHEDULE B

TO THE CLAIMS ADMINISTRATION SERVICES AGREEMENT

Between

WaterStreet Company

And

PREMIER INDEMNITY INSURANCE COMPANY

CATASTROPHIC LOSS EXPENSE (100 or more claims from single event):

(a)	Allocated Loss Adjustment Expense will be reimbursed in accordance with the following fee schedule:

RANGE*	AMOUNT

Closed Without Payment**	225.00
0-	1,000	300.00
1,000.01	-	2,500	425.00
2,500.01-	5,000	500.00
5,000.01-	7,500	575.00
7,500.01-	10,000	650.00
10,000.01-	15,000	750.00
15,000.01-	25,000	850.00
25,000.01-	35,000	1,000.00
35,000.01-	50,000	1,250.00
50,000.01-	150,000	3.0%
150,000.01-	500,000	2.5%
500,000.01-	and up	2.0%

*	Gross amount of loss.
**	Includes lack of coverage, no damage, or pre-existing damage.